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                                                                    EXHIBIT 99.1

                                                                (CITIGROUP LOGO)


FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)
RE:    LITIGATION TRACKING WARRANTS (NASDAQ: GSBNZ)
JUNE 3, 2005


      CITIGROUP ANNOUNCES EXPIRATION OF THE 60-DAY EXERCISE PERIOD FOR ITS
                          LITIGATION TRACKING WARRANTS

New York - Citigroup Inc. announced that the 60-day period for exercise of the Litigation Tracking Warrants (the "LTWs") expired at 5:00 p.m., New York City time, on June 3, 2005, pursuant to the terms of the LTWs. As a result, all LTWs that had not been exercised prior to such expiration time have expired and become void, and are no longer exercisable.

The LTWs were initially issued by Golden State Bancorp Inc. ("GSB") in connection with Glendale Federal Bank v. United States, an action by Citibank
(West), as successor by acquisition to Glendale Federal Bank, against the United States government. Citigroup assumed the LTWs in connection with its acquisition of GSB in 2002.

                                      # # #

Citigroup, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

Shareholder Contact:  Anita Gillespie (806) 308-5317

Media Contacts:       Janis Tarter (415) 658-4256
                      Shannon Bell (212) 793-6206